UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 27, 2005

EDGE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-22149	76-0511037
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Travis, Suite 2000, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (713) 654-8960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2005, the Board of Directors (the “Board”) of Edge Petroleum Corporation (the “Company”) approved the following recommendations of the Corporate Governance/Nominating and Compensation Committees of the Board.

Non-employee Director Compensation.  On April 26, 2005, the Corporate Governance/Nominating Committee of the Board recommended certain changes to the compensation of non-employee directors of the Company.  The Committee recommended that effective May 1, 2005 the annual retainer, which is payable in arrears, be increased to consist of $20,000 payable in cash and $36,000 payable in common or restricted stock of the Company (subject to rounding up or down such that the number of shares issued to each director is evenly divisible by three, but not to exceed $36,000 in value) and that the fee per director for attendance at meetings of the Board and each of the standing committees of the Board, including in the case of committee chairmen, be increased to $1,500 ($500 if telephonic).  The Committee also recommended that going forward, the chairman of the Audit Committee will be entitled to receive an additional annual retainer of $10,000 and that the respective chairmen of the Compensation and the Corporate Governance/Nominating Committees each will be entitled to receive an additional annual retainer of $5,000, such additional amounts to be payable at the annual shareholders meeting in 2006.  The Committee also recommended that the restricted stock vest one-third on each of the first, second and third anniversary date of such award with no forfeiture of such award should the non-employee director leave or retire from the Board (unless the director resigns without the consent of the Board), and with the Board having the discretion to either accelerate the vesting or allow the unvested shares to continue to vest in accordance with the vesting schedule.   Pursuant to the terms of the Company’s Incentive Plan and the recommendation of the Corporate Governance/Nominating Committee, awards of 2,505 shares of restricted stock were made to each non-employee director effective May 2, 2005, as a part of their annual retainer.

2005 Bonus Plan for Executive Officers.  The bonuses of executive officers are based 80% on achievement of the Company’s performance objectives as established by the Compensation Committee of the Board and 20% on achievement of the individual’s performance objectives.  The Compensation Committee recommended operational performance objectives for the Company for the purpose of determining 2005 bonuses of executive officers.  The Committee elected to exclude operating expense as a performance objective (which heretofore had been included as a measure of performance, weighted at 15%), and to replace it with two measures:  (a) lease operating expense  (“LOE”), weighted at 7.5% and (b) general and administrative costs (“G&A”), weighted at 7.5%. Both measures would be calculated on the unit-of- production basis with targets to be set by the Committee.  In addition, the finding and development cost (“F&D”) objective, weighted at 15%, would be calculated as a three-year moving average using a unit-of-production basis, and would be determined without including any F&D costs associated with acquisitions.  This was the only category of the performance objectives where acquisitions would be excluded.  The effect of these recommendations by the Committee was that the Company’s operational performance objectives for 2005 would be determined by the following factors which except for F&D costs include the impact of acquisitions:  reserve growth—40%, production increase—30%, LOE—7.5%, G&A—7.5% and F&D (excluding acquisitions)—15%. Bonus opportunities for executive officers for 2005 range from 0% to 80% of base salary for Messrs. Long and Tugwell and 0% to 100% of base salary for Mr. Elias.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION

Date: May 4, 2005	By:	/s/ Robert C. Thomas
Robert C. Thomas
Vice President, General Counsel
and Corporate Secretary